Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

On June 27, 2018 (the “Effective Date”), South Jersey Industries, Inc. (“SJI” or the “Company”), a New Jersey corporation, through its indirectly wholly-owned subsidiary, Marina Energy LLC, a New Jersey limited liability company (“Marina”), entered into a series of agreements whereby Marina will sell its portfolio of solar energy assets (the “Transaction”) to an entity managed by Goldman Sachs Asset Management (the “Buyer”). As part of the Transaction, at the time, Marina agreed to sell the 76 distributed solar energy projects located at 143 sites across New Jersey, Maryland, Massachusetts and Vermont with total capacity of approximately 204 megawatts (the “Projects”). Total consideration for the Transaction was anticipated to be approximately $350.1 million in cash, which consisted of approximately $287.4 million for the sale of solar assets and approximately $62.7 million for the sale of certain Solar Renewable Energy Credits (“SRECs”).

To facilitate the Transaction, Marina and the Buyer entered into a Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Marina will sell the assets comprising the Projects or, in some cases, 100% of the equity interest of certain special purpose companies wholly-owned by Marina that own the assets comprising certain Projects, for an aggregate purchase price of approximately $287.4 million. The sale of individual projects has occurred on a rolling basis as conditions precedent to each closing, including certain regulatory filings and receipt of consents to assignment of project contracts and permits, are satisfied. The Purchase Agreement contained customary representations, warranties, covenants, and conditions precedent to closing of the sales. On February 27, 2019, a Fifth Amendment to the Purchase Agreement (“Amendment”) was entered into with the Buyer for the sites that remained unsold as of December 31, 2018.

On October 12, 2018, SJI and the Buyer completed the first divestiture of certain Projects for which the required consents and permits were satisfied (the “First Tranche”). The First Tranche consisted of 50 sites across New Jersey, Massachusetts, and Vermont with total capacity of 31.4 megawatts. Total consideration (excluding transaction costs) associated with the First Tranche is approximately $66.8 million in cash. Of this total, $8.9 million was received in July 2018 related to the sale of certain SRECs. The First Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On October 31, 2018, SJI and the Buyer completed the second divestiture of certain Projects for which the required consents and permits were satisfied (the “Second Tranche”). The Second Tranche consisted of 15 sites across New Jersey and Vermont with total capacity of 34.9 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Second Tranche is approximately $68.1 million in cash. Of this total, $8.3 million was received in July 2018 related to the sales of certain SRECs. The Second Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On November 30, 2018, SJI and the Buyer completed the third divestiture of certain Projects for which the required consents and permits were satisfied (the “Third Tranche”). The Third Tranche consisted of 16 sites across Maryland, New Jersey, and Vermont with total capacity of 58.1 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Third Tranche is approximately $61.8 million in cash. Of this total, $16.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the First Tranche, Second Tranche, and Third Tranche constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On December 31, 2018, SJI and the Buyer completed the fourth divestiture of certain Projects for which the required consents and permits were satisfied (the “Fourth Tranche” and collectively with the First Tranche, Second Tranche, and Third Tranche, “Q4 2018 Tranches”). The Fourth Tranche consisted of 27 sites across Maryland, New Jersey, and Massachusetts with total capacity of 49.2 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Fourth Tranche is approximately $87.5 million in cash. Of this total, $22.0 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the First Tranche, Second Tranche, Third Tranche, and Fourth Tranche constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On February 28, 2019, under the Amendment, SJI and the Buyer completed the fifth divestiture of certain Projects for which the required consents and permits were satisfied (the “Fifth Tranche”). The Fifth Tranche consisted of 4 sites across New Jersey and Massachusetts. Total consideration (excluding transaction costs) in aggregate associated with the Fifth Tranche is approximately $20.1 million in cash. Of this total, $3.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the Q4 2018 Tranches and the Fifth Tranche continued constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On May 24, 2019 (retroactive to April 30, 2019), under the Amendment, SJI and the Buyer completed the sixth divestiture of certain Projects for which the required consents and permits were satisfied (the “Sixth Tranche” and collectively with the First Tranche, Second Tranche, Third Tranche, Fourth Tranche, and Fifth Tranche, “the Tranches”). The Sixth Tranche consisted of 6 sites across New Jersey and Massachusetts. Total consideration (excluding transaction costs) in aggregate associated with the Tranches is $312.4 million in cash. Approximately $8.2 million relates to the Sixth Tranche. Of this total, $1.7 million was received in July 2018 and $0.1 million was received in May 2019 related to the sale of certain SRECs. In the aggregate, the Tranches continued to constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

Divestiture of the Assets Sold

Because the Tranches are considered a significant disposition for purposes of Item 2.01 of Form 8-K, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Company determined that the Transaction does not qualify for discontinued operations accounting under financial statement presentation authoritative guidance.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2019, is based on the historical financial statements of the Company as of March 31, 2019, after giving effect to the Sixth Tranche as if it had occurred on March 31, 2019. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2019 and the year ended December 31, 2018 are based on the historical financial statements of the Company for such periods after giving effect to the Tranches as if they had occurred on January 1, 2018. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States, or “GAAP” standards, which are subject to change and interpretation. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ materially from those estimates.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Tranches actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the company for any future period or as of any future date. In addition, the pro forma financial statements were based on and should be read in conjunction with:

•
the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 and the related notes, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019; and

•
the unaudited condensed consolidated financial statements of the Company as of and for the three months ended March 31, 2019 and the related notes, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2019.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2019
(in thousands)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,427,438	$-		$4,427,438
Accumulated Depreciation	(799,637)	-		(799,637)
Nonutility Property and Equipment, net	98,278	-		98,278
Property, Plant and Equipment — Net	3,726,079	-		3,726,079

Investments:
Total Investments	86,933	-		86,933

Current Assets:
Cash and Cash Equivalents	10,360	-		10,360
Restricted Cash	-	-		-
Accounts Receivable, net	367,885	(78)	(b)	367,807
Natural Gas in Storage, average cost	26,613	-		26,613
Materials and Supplies, average cost	1,744	-		1,744
Assets Held for Sale	37,532	(9,002)	(a)	28,530
Other Prepayments and Current Assets	76,573	-		76,573
Total Current Assets	520,707	(9,080)		511,627

Regulatory and Other Noncurrent Assets:
Regulatory Assets	624,187	-		624,187
Goodwill and Identifiable Intangible Assets	734,607	-		734,607
Other	170,849	-		170,849
Total Regulatory and Other Noncurrent Assets	1,529,643	-		1,529,643
Total Assets	$5,863,362	$(9,080)		$5,854,282

Capitalization and Liabilities
Equity:
Common Stock	$115,486	$-		$115,486
Premium on Common Stock	1,023,097	-		1,023,097
Treasury Stock (at par)	(275)	-		(275)
Accumulated Other Comprehensive Loss	(26,087)	-		(26,087)
Retained Earnings	402,333	(1,185)	(d)	401,148
Total Equity	1,514,554	(1,185)		1,513,369
Long—Term Debt	2,117,903	-		2,117,903
Total Capitalization	3,632,457	(1,185)		3,631,272

Current Liabilities:
Notes Payable	355,121	-		355,121
Current Portion of Long—Term Debt	333,909	(7,380)	(c)	326,529
Accounts Payable	332,876	(87)	(b)	332,789
Other Current Liabilities	183,149	(428)	(d)	182,721
Total Current Liabilities	1,205,055	(7,895)		1,197,160

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes – Net	111,614	-		111,614
Regulatory Liabilities	478,592	-		478,592
Other	435,644	-		435,644
Total Deferred Credits and Other Noncurrent Liabilities	1,025,850	-		1,025,850
Total Capitalization and Liabilities	$5,863,362	$(9,080)		$5,854,282

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Three Months Ended March 31, 2019
(in thousands, except per share amounts)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Operating Revenues:
Utility	$414,346	$-		$414,346
Nonutility	222,952	(96)	(e)	222,856
Total Operating Revenues	637,298	(96)		637,202
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	188,449	-		188,449
— Nonutility	213,938	-		213,938
Operations	62,826	(51)	(f)	62,775
Impairment Charges	-	-		-
Maintenance	9,630	(54)	(h)	9,576
Depreciation	23,685	-		23,685
Energy and Other Taxes	4,217	-		4,217
Net Gain on Sale of Assets	-			-
Total Operating Expenses	502,745	(105)		502,640
Operating Income	134,553	9		134,562

Other Income and Expense	2,575	-		2,575
Interest Charges	(28,653)	2,104	(l)	(26,549)
Income Before Income Taxes	108,475	2,113		110,588
Income Taxes	(24,949)	(560)	(m)	(25,509)
Equity in Earnings of Affiliates	2,173	-		2,173
Income from Continuing Operations	$85,699	$1,553		$87,252

Basic Earnings Per Common Share:
Continuing Operations	$0.94			$0.96

Average Shares of Common Stock Outstanding – Basic	91,332			91,332

Diluted Earnings Per Common Share:
Continuing Operations	$0.94			$0.95

Average Shares of Common Stock Outstanding – Diluted	91,432			91,432

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2018
(in thousands, except per share amounts)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Operating Revenues:
Utility	$670,715	$-		$670,715
Nonutility	970,623	(36,850)	(e)	933,773
Total Operating Revenues	1,641,338	(36,850)		1,604,488
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	258,781	-		258,781
— Nonutility	796,627	-		796,627
Operations	256,862	(11,164)	(f)	245,698
Impairment Charges	105,280	(88,377)	(g)	16,903
Maintenance	32,162	(2,119)	(h)	30,043
Depreciation	96,723	(16,339)	(i)	80,384
Energy and Other Taxes	9,537	(872)	(j)	8,665
Net Gain on Sale of Assets	(15,379)			(15,379)
Total Operating Expenses	1,540,593	(118,871)		1,421,722
Operating Income	100,745	82,021		182,766

Other Income and Expense	2,404	(41)	(k)	2,363
Interest Charges	(90,296)	5,024	(l)	(85,272)
Income Before Income Taxes	12,853	87,004		99,857
Income Taxes	(561)	(19,525)	(m)	(20,086)
Equity in Earnings of Affiliates	5,611	-		5,611
Income from Continuing Operations	$17,903	$67,479		$85,382

Basic Earnings Per Common Share:
Continuing Operations	$0.21			$1.02

Average Shares of Common Stock Outstanding – Basic	83,693			83,693

Diluted Earnings Per Common Share:
Continuing Operations	$0.21			$1.01

Average Shares of Common Stock Outstanding – Diluted	84,471			84,471

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:

Unaudited Pro Forma Condensed Consolidated Balance Sheet

“Historical SJI” – represents the historical condensed consolidated balance sheet of SJI as of March 31, 2019.

(a)	To eliminate the Company’s divestiture of solar assets related to the Sixth Tranche as of March 31, 2019, which was previously classified as held for sale.

(b)	Reflects adjustments for assets purchased or liabilities assumed by the Buyer. The Buyer purchased or assumed accounts receivable and accounts payable.

(c)
Reflects total net proceeds from the sale of assets included in the Sixth Tranche that were used to partially pay down the Company’s $475.0 million in aggregate principal amount of Floating Rate Senior Notes due 2019 on the one-year anniversary of the date of initial issuance, which at the Company’s option, bears interest at a variable base rate or a variable LIBOR (“Floating Rate Notes”).

(In thousands)	As of March 31, 2019

Purchase price of Projects included in the Sixth Tranche	$6,374
Purchase price of SRECs included in the Sixth Tranche	1,788
Less: transaction costs	(782)
Total net proceeds	$7,380

(d)
To record the gain on sale of the Sixth Tranche, net of tax effect, as illustrated in the table below. As the gain is directly attributable to the Transaction and is not expected to have a continuing impact on the Company’s operations, the estimated gain is only reflected on the unaudited pro forma condensed consolidated balance sheet. The income tax associated with the estimated loss has been included within the Other Current Liabilities line item.

(In thousands)	As of March 31, 2019

Net proceeds from the Sixth Tranche	$7,380
Less: cost basis of assets sold	(8,993)
Loss on sale, before tax	(1,613)
Plus: income tax benefit	428
Net loss on sale of assets of the Sixth Tranche	$(1,185)

Unaudited Pro Forma Condensed Consolidated Statements of Operations

“Historical SJI” – represents the historical condensed consolidated statements of operations of SJI for the three months ended March 31, 2019 and the year ended December 31, 2018.

(e)	To eliminate the historical revenues of the assets sold within the Tranches.
(f)	To eliminate the historical direct operations cost of the assets sold within the Tranches. No pro forma adjustment was made for historical indirect overhead costs that were allocated down to Marina.
(g)	To eliminate the historical impairment expense recorded for each of the assets sold within the Tranches.
(h)
To eliminate the historical direct maintenance expense of the assets sold within the Tranches. No pro forma adjustment was made for historical indirect maintenance expense that was allocated down to Marina.

(i)	To eliminate the historical depreciation expense recorded of the assets sold within the Tranches.

(j)
To eliminate the historical energy and other tax expense recorded for the assets sold within the Tranches. No pro forma adjustment was made for historical indirect energy and other tax expense that was allocated down to Marina.

(k)	To eliminate historical other income and expense recorded for the assets sold within the Tranches.
(l)	To reflect the reduction of interest expense as a result of the partial pay down of the Floating Rate Notes using the net proceeds from the Tranches.
(m)
To eliminate the historical income tax expense of the assets sold within the Tranches, as well as adjustments to record the income tax impacts of the pro forma adjustments using the blended statutory tax rates of 26.53% and 27.0% for the three months ended March 31, 2019 and the year ended December 31, 2018, respectively. These rates do not reflect SJI’s effective tax rates, which include other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.